Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 ▪ (763) 551-5000 ▪ www.christopherandbanks.com

CHRISTOPHER & BANKS CORPORATION REPORTS

THIRD QUARTER FISCAL 2015 FINANCIAL RESULTS

Minneapolis, MN, December 8, 2015 – Christopher & Banks Corporation (NYSE: CBK), a specialty women’s apparel retailer, today reported results for the third quarter ended October 31, 2015.

Results for the Third Quarter Ended October 31, 2015

•

Net sales totaled $103.6 million, as compared to $110.6 million for the third quarter of fiscal 2014.  During the quarter, the Company operated an average of 3.0% fewer stores than during the comparable period last year, reflecting its MPW store conversion strategy; offset to some extent by new store openings, primarily outlets.

•	Same-store sales decreased 6.5% in the third quarter of fiscal 2015, as compared to the third quarter of fiscal 2014; this follows a 6.4% same-store sales decrease in last year's third quarter.
•	Gross margin was 35.8% compared to 39.5% in the third quarter of fiscal 2014.
•	Operating income was $0.3 million for the third quarter of fiscal 2015. This compares to operating income of $9.3 million in the third quarter of fiscal 2014.
•	Net loss totaled $0.3 million, or ($0.01) per share. Net income for the third quarter of fiscal 2014 totaled $9.0 million, or $0.24 per diluted share.

LuAnn Via, President and Chief Executive Officer, commented, “Our third quarter results were in line with our guidance, despite a continued difficult retail environment and unseasonably warm weather.  Sales and gross margin met our expectations and we ended the quarter with inventory down approximately 14% on a per square foot basis as a result of highly disciplined inventory management.  We also drove significant sales growth, in addition to higher gross margins, in our e-Commerce business.  We have taken a number of steps to drive improved performance in the business and create a stronger foundation from which to execute, including reorganizing our merchant team and the associated improved processes, and capitalizing on the information provided by our retail intelligence tool.  Looking ahead, while we remain focused on these initiatives as well as driving improved productivity in our stores, we will also continue implementing our omni-channel strategy.”

Balance Sheet Highlights and Capital Expenditures

Cash, cash-equivalents and investments totaled $29.4 million as of October 31, 2015.  Inventory per square foot, excluding in-transit and eCommerce inventory, decreased approximately 13.8% to $20.61 per square foot, as of October 31, 2015, as compared to November 1, 2014.  For the third quarter ended October 31, 2015, the Company had no outstanding borrowings under its revolving credit facility and capital expenditures totaled approximately $5.1 million.

Outlook for the 2015 Fourth Quarter and Full Fiscal Year

For the fourth quarter of fiscal 2015, the Company currently expects:

•	total net sales of between $91.0 million and $95.0 million, as compared to net sales of $98.0 million in last year’s fourth quarter;
•	gross margin to be 30.4% to 31.6% as compared to last year’s 29.1%, which included a correction to occupancy expense which negatively impacted gross margin by 369 basis points;
•	SG&A to be between approximately $33.2 million and $33.7 million, compared to the $31.4 million of SG&A expense reported in the fourth quarter last year;
•	inventory per square foot at the end of the quarter to be slightly below the level at the end of last year’s fourth quarter;
•	depreciation and amortization to be approximately $3.2 million as compared to $3.0 million in last year’s fourth quarter;
•	to close two Christopher & Banks stores, one CJ store, and nine Missy, Petite, Women (“MPW”) stores; and to convert 20 stores into 10 MPW stores; and
•	average store count to be down 1.6% and average square footage to be up 1.6%, as compared to last year’s fourth quarter.

For the 2015 fiscal year, the Company now expects:

•	capital expenditures to be approximately $26.0 million to $27.0 million;
•	a tax rate of approximately 36.3%;
•	the average store count to be down approximately 4.0% and related average square footage for the year to be flat as compared to fiscal 2014;
•	to open nine new MPW stores and 33 Outlet stores and to end the year with approximately 519 stores, of which 315 are MPWs, as compared to 518 stores at the end of fiscal 2014; and
•	to end the fiscal year with a total square footage increase of approximately 3.3%, as compared to the end of fiscal 2014.

Conference Call Information

The Company will discuss its third quarter results in a conference call scheduled for today, December 8, 2015, at 8:30 a.m. Eastern Time.  The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com.  An online archive of the broadcast will be available within approximately one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com until January 8, 2016.  In addition, an audio replay of the call will be available shortly after its conclusion and will be archived until December 15, 2015.  This call may be accessed by dialing 1-877-870-5176 and using the passcode 4706379.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  As of December 8, 2015, the Company operates 540 stores in 45 states consisting of 79 Christopher & Banks stores, 71 stores in its women’s plus size clothing division CJ Banks, 314 MPW stores and 76 Outlet stores.  The Company also operates the www.ChristopherandBanks.com eCommerce website.

Keywords:  Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include the statements that: (i) while the Company remains focused on its initiatives as well as driving improved productivity in its stores, it will also continue implementing its omni-channel strategy; (ii) for the fourth quarter of fiscal 2015, the Company currently expects: (a) total net sales of between $91.0 million and $95.0 million, as compared to net sales of $98.0 million in last year’s fourth quarter; (b) gross margin to be 30.4% to 31.6% as compared to last year’s 29.1%, which included a correction to occupancy expense which negatively impacted gross margin by 369 basis points; (c) SG&A to be between approximately $33.2 million and $33.7 million, compared to the $31.4 million of SG&A expense reported in the fourth quarter last year; (d) inventory per square foot at the end of the quarter to be slightly below the level at the end of last year’s fourth quarter; (e) depreciation and amortization to be approximately $3.2 million as compared to $3.0 million in last year’s fourth quarter; (f) to close two Christopher & Banks stores, one CJ store, and nine Missy, Petite, Women (“MPW”) stores; and to convert 20 stores into 10 MPW stores; and (g) average store count to be down 1.6% and average square footage to be up 1.6%, as compared to last year’s fourth quarter; (iii) for the 2015 fiscal year, the Company now expects: (a) capital expenditures to be approximately $26.0 million to $27.0 million; (b) a tax rate of approximately 36.3%; (c) the average store count to be down approximately 4.0% and related average square footage for the year to be flat as compared to fiscal 2014; (d) to open nine new MPW stores and 33 Outlet stores and to end the year with approximately 519 stores, of which 315 are MPWs, as compared to 518 stores at the end of fiscal 2014; and (e) to end the fiscal year with a total square footage increase of approximately 3.3%, as compared to the end of fiscal 2014.

These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause the Company’s actual results to differ materially from those expressed or implied by the forward-looking statements.  Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond the Company’s control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales or gross margins; (ii) lack of acceptance of the Company’s fashions, including its seasonal fashions; (iii) the ability of the Company’s infrastructure and systems to adequately support its operations; (iv) the effectiveness of the Company’s brand awareness, marketing programs and efforts to enhance the in-store experience; (v) the possibility that, because of poor customer response to the Company’s merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company’s strategic and tactical plans; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women’s apparel; (viii) fluctuations in the levels of the Company’s sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company’s Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release.  The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission and available on the Company’s website under “For Investors” and you are urged to carefully consider all such factors.

# # #

COMPANY CONTACT:

Peter G. Michielutti

Executive Vice President,

Chief Operating Officer and

Chief Financial Officer

(763) 551-5000

INVESTOR RELATIONS CONTACT:

Jean Fontana

ICR, Inc.

(203) 682-8200

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 31,	November 1,	October 31,	November 1,
	2015	2014	2015	2014

Net sales	$103,641	$110,610	$289,259	$320,609

Costs and expenses:
Merchandise, buying and occupancy	66,519	66,873	188,992	201,333
Selling, general and administrative	33,604	31,477	95,223	94,965
Depreciation and amortization	3,116	2,916	8,733	8,781
Impairment of store assets	67	—	182	144
Total costs and expenses	103,306	101,266	293,130	305,223

Operating income (loss)	335	9,344	(3,871)	15,386

Other expense	(36)	(46)	(76)	(150)

Income (loss) before income taxes	299	9,298	(3,947)	15,236

Income tax provision (benefit)	614	315	(1,480)	274

Net (loss) income	$(315)	$8,983	$(2,467)	$14,962

Basic (loss) income per share:

Net (loss) income	$(0.01)	$0.24	$(0.07)	$0.41

Basic shares outstanding	36,906	36,805	36,877	36,685

Diluted (loss) income per share:

Net (loss) income	$(0.01)	$0.24	$(0.07)	$0.40

Diluted shares outstanding	36,906	37,714	36,877	37,669

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands) (unaudited)

	October 31,	November 1,
	2015	2014

ASSETS
Current assets:
Cash and cash equivalents	$24,369	$25,349
Short-term investments	5,009	13,366
Accounts receivable	4,978	6,300
Merchandise inventories	52,503	58,806
Prepaid expenses and other current assets	10,512	8,944
Deferred income taxes	3,558	—
Income taxes receivable	503	956
Total current assets	101,432	113,721

Property, equipment and improvements, net	59,147	42,985

Other non-current assets:
Long-term investments	—	4,978
Deferred income taxes	36,075	—
Other assets	688	373
Total other non-current assets	36,763	5,351

Total assets	$197,342	$162,057

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$16,652	$19,242
Accrued salaries, wages and related expenses	5,501	5,369
Accrued liabilities and other current liabilities	22,278	21,726
Total current liabilities	44,431	46,337

Non-current liabilities:
Deferred lease incentives	9,663	6,959
Deferred rent obligations	7,132	3,973
Other non-current liabilities	1,328	1,341
Total non-current liabilities	18,123	12,273

Stockholders' equity:
Common stock	469	466
Additional paid-in capital	125,602	123,977
Retained earnings	121,427	91,730
Common stock held in treasury	(112,711)	(112,711)
Accumulated other comprehensive income (loss)	1	(15)
Total stockholders' equity	134,788	103,447

Total liabilities and stockholders' equity	$197,342	$162,057

CHRISTOPHER & BANKS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Thirty-Nine Weeks Ended
	October 31,	November 1,
	2015	2014
Cash flows from operating activities:
Net (loss) income	$(2,467)	$14,962
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	8,733	8,781
Impairment of store assets	182	144
Deferred income taxes, net	(1,695)	—
Unrealized gain on investment, net	(2)	—
Amortization of premium on investments	34	58
Amortization of financing costs	47	52
Deferred lease-related liabilities	2,923	2,699
Stock-based compensation expense	1,389	2,035
Loss on disposal of assets	—	51
Changes in operating assets and liabilities:
Accounts receivable	(978)	(3,872)
Merchandise inventories	(7,185)	(13,929)
Prepaid expenses and other assets	(3,708)	(1,564)
Income taxes receivable	342	(646)
Accounts payable	(1,703)	(4,140)
Accrued liabilities	805	(2,534)
Other liabilities	67	360
Net cash (used in) provided by operating activities	(3,216)	2,457

Cash flows from investing activities:
Purchases of property, equipment and improvements	(22,641)	(15,318)
Purchases of available-for-sale investments	—	(12,495)
Maturities of available-for-sale investments	13,007	10,200
Net cash used in investing activities	(9,634)	(17,613)

Cash flows from financing activities:
Shares redeemed for payroll taxes	(26)	(1,469)
Exercise of stock options	—	999
Payment of deferred financing costs	—	(99)
Net cash used in financing activities	(26)	(569)

Net decrease in cash and cash equivalents	(12,876)	(15,725)
Cash and cash equivalents at beginning of period	37,245	41,074
Cash and cash equivalents at end of period	$24,369	$25,349

Supplemental cash flow information:
Accrued purchases of equipment and improvements	$1,055	$184
Shares surrendered for stock option cost	$—	$1,715